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                                                                    EXHIBIT (99)


GENESCO STOCK SAVINGS PLAN

Financial Statements

January 31, 1994 and 1993






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PRICE WATERHOUSE



April 22, 1994


To the Participants and Administrator
of the Genesco Stock Savings Plan


                       Report of Independent Accountants

In our opinion, the accompanying statement of financial condition and the related statement of income and changes in plan equity present fairly, in all material respects, the financial condition of the Genesco Stock Savings Plan at January 31, 1994 and 1993, and the income and changes in plan equity for each of the three years in the period ended January 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse
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
                          GENESCO STOCK SAVINGS PLAN
                          Statement of Financial Condition
                          January 31



- ------------------------------------------------------------------------------------------
ASSETS                                                         1994                   1993
- ------------------------------------------------------------------------------------------
Due from Genesco Inc.                                      $277,788               $222,185
- ------------------------------------------------------------------------------------------
TOTAL ASSETS                                               $277,788               $222,185
==========================================================================================

LIABILITIES AND PLAN EQUITY
- ------------------------------------------------------------------------------------------
Payable to withdrawn participants                          $ 12,218               $  2,624
Plan equity                                                 265,570                219,561
- ------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND PLAN EQUITY                          $277,788               $222,185
==========================================================================================





The accompanying Notes are an integral part of these Financial Statements.



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                          GENESCO STOCK SAVINGS PLAN
                          Statement of Income and Changes in Plan Equity For the Years Ended January 31



- ------------------------------------------------------------------------------------------------------------------------------
                                                                                        1994             1993             1992
- ------------------------------------------------------------------------------------------------------------------------------
Interest income                                                                    $  16,345        $  17,032         $ 17,445
- ------------------------------------------------------------------------------------------------------------------------------
Net income                                                                            16,345           17,032           17,445
Employee contributions                                                               302,040          273,860          253,466
Options exercised                                                                   (188,238)        (189,165)             -0-
Distributions to withdrawn participants                                              (84,138)        (223,906)         (43,182)
- ------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in plan equity                                                46,009         (122,179)         227,729
Plan equity at beginning of period                                                   219,561          341,740          114,011
- ------------------------------------------------------------------------------------------------------------------------------
PLAN EQUITY AT END OF PERIOD                                                       $ 265,570        $ 219,561         $341,740
==============================================================================================================================





The accompanying Notes are an integral part of these Financial Statements.


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                          GENESCO STOCK SAVINGS PLAN
                          Notes to Financial Statements



NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The records of the Genesco Stock Savings Plan (the "Plan") are maintained on the accrual basis of accounting.

All expenses incurred in administration of the Plan are paid by Genesco Inc. (the "Company") and are excluded from these financial statements.


NOTE 2
THE PLAN

BACKGROUND AND SUMMARY
The following description of the Plan provides only general information. Participants should refer to the Plan prospectus for a more complete description of the Plan's provisions.

The Plan was created in June 1990 to advance the interests of the Company and its shareholders by enabling the Company to attract and retain qualified employees and by encouraging employees to identify with shareholder interests through the acquisition of shares of the Company's common stock.

ELIGIBILITY
All employees become eligible to participate in the Plan after one year of employment with more than 1,000 hours of service and annual compensation of less than $100,000.

CONTRIBUTIONS
Contributions to the Plan are solely from participating employees of the Company who, through after-tax payroll deductions, may use their contributions, and interest earned thereon, to purchase common stock of the Company at the end of a two-year option period.

An option enables the participant to purchase shares of the Company's common stock at the lower of the fair market value of such shares at the date the option is granted or the date at which it is exercised. Options are to be granted each year through August 1, 1999, unless the board of directors, at its discretion, determines in advance that no options are to be granted. The options granted and rights thereto may not be sold, assigned, pledged or otherwise transferred and may be exercised during the lifetime of the participant only by the participant.

PARTICIPANT ACCOUNTS
A separate account is maintained for participant's contributions and interest income thereon. The Company provides each participant with an annual statement reflecting the value of their account. Participant contributions are held by Genesco Inc., which has an unfunded and unsecured obligation to the Plan.





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
                          GENESCO STOCK SAVINGS PLAN
                          Notes to Financial Statements



NOTE 2
THE PLAN, CONTINUED

The Plan requires interest income to be credited to the participants' accounts quarterly based on their average account balance and computed using the index rate of a local bank in effect on the first business day of each quarter.

VESTING
Participants are 100% vested in the value of their account and may withdraw from the Plan at anytime with 30 days advance notice.

If a participant is terminated for any reason other than retirement or death, the participant's involvement in the Plan and any unexercised options automatically terminate, and the participant will receive the balance of their account in cash.

TERMINATION OF THE PLAN
The Company reserves the right to terminate the Plan at anytime. In the event of termination, the balance of each participant's account shall be paid in cash as soon as is reasonably practicable.

PLAN ADMINISTRATOR
The Plan is administered by the director of employee benefits of the Company and, as to certain matters, by the compensation committee of the board of directors or the board of directors of the Company.

REGULATORY MATTERS
The Plan is intended to qualify as an Employee Stock Purchase Plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Accordingly, no income will result for federal income tax purposes when the option is granted or exercised, however, income may result upon disposition of the stock. Interest accruing on a participant's account is includable in taxable income of the participant upon the earlier of withdrawal from the Plan or exercise of the participant's option.

The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (ERISA).




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
                          GENESCO STOCK SAVINGS PLAN
                          Notes to Financial Statements


NOTE 3
SUPPLEMENTAL DATA


- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                    PLAN          PLAN          PLAN         PLAN
OPTIONS TO PURCHASE COMPANY STOCK                                    TOTAL          1990          1991          1992         1993
- ---------------------------------------------------------------------------------------------------------------------------------
Outstanding, February 1, 1992                                      122,016        75,572        46,444           -0-            -
Subscribed                                                          50,156             -             -        50,156            -
Exercised                                                          (37,833)      (37,833)            -             -            -
Withdrawn                                                          (47,357)      (37,739)       (9,388)         (230)           -
- ---------------------------------------------------------------------------------------------------------------------------------
Outstanding, January 31, 1993                                       86,982           -0-        37,056        49,926          -0-
Subscribed                                                          40,093             -             -             -       40,093
Exercised                                                          (30,118)            -       (30,118)            -            -
Withdrawn                                                          (18,132)            -        (6,938)       (7,627)      (3,567)
- ---------------------------------------------------------------------------------------------------------------------------------
Outstanding, January 31, 1994                                       78,825             -           -0-        42,299       36,526
=================================================================================================================================

Fair Market value of stock at
  date of grant                                                                    $5.00         $6.25        $7.625       $8.625
Date of grant                                                                     8/1/90       10/1/91       10/1/92      10/1/93
Fair market value of stock at date
  of exercise                                                                     $5.875         $8.00           N/A          N/A
Exercise date                                                                    7/31/92       9/30/93       9/30/94      9/30/95


- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                    PLAN          PLAN         PLAN          PLAN
NUMBER OF PARTICIPANTS                                               TOTAL          1990          1991         1992          1993
- ---------------------------------------------------------------------------------------------------------------------------------
As of February 1, 1992                                                 527           332           195             -            -
Initial enrollment                                                     203             -             -           203            -
Exercised options                                                     (142)         (142)            -             -            -
Withdrawn                                                             (243)         (190)          (47)           (6)           -
- ---------------------------------------------------------------------------------------------------------------------------------
As of January 31, 1993                                                 345           -0-           148           197            -
Initial enrollment                                                     156             -             -             -          156
Exercised options                                                     (106)            -          (106)            -            -
Withdrawn                                                              (94)            -           (42)          (36)         (16)
- ---------------------------------------------------------------------------------------------------------------------------------
As of January 31, 1994                                                 301             -           -0-           161          140
=================================================================================================================================




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